Exhibit 10.23
January 29, 2025

Kenneth Hahn
RE:    Retention Agreement
Dear Kenneth,
On behalf of the Board of Directors (the “Board”) of Coursera, Inc. (the “Company”), I wish to thank you for your continuing contributions to the Company. As the Company onboards a new Chief Executive Officer (“CEO”) (the date the CEO commences employment with the Company “CEO Start Date”), your services and expertise will be essential to transitioning to the next phase of the Company. Our hope is that you will remain employed with the Company for the foreseeable future. Given the uncertainty associated with executive transitions, however, the Company wishes to provide you with additional financial incentives to remain employed by the Company for at least a minimum retention period following the CEO Start Date during which your services are particularly critical to a successful CEO transition. Accordingly, we are pleased to offer you enhanced severance eligibility, as summarized below in this “Retention Agreement.”
1.Retention Period. The “Retention Period” for purposes of this Retention Agreement will be the earlier of (i) the date occurring six (6) months following the CEO Start Date; or (ii) November 15, 2025.
2.Enhanced Severance Eligibility. You will be eligible to receive certain Enhanced Severance Benefits (as defined below) in the event that: (i) your employment is terminated during the Retention Period by the Company without Cause (as defined below) or by you for Good Reason (as defined in the Coursera, Inc. Amended and Restated Executive Severance Plan (the “Severance Plan”)); or (ii) upon your resignation for any reason during the 90-day period following the end of the Retention Period (the “Election Period”). If you remain employed following the end of the Election Period, the Enhanced Severance Benefits will expire, and you will remain subject to applicable benefits pursuant to the Severance Plan and your offer letter dated April 27, 2020 (the “Offer Letter”). The Enhanced Severance Benefits, if earned, are in lieu of and not in addition to similar benefits provided by the Severance Plan and Offer Letter; provided, however, that in the event of a Change of Control (as defined in the Severance Plan) during the Retention Period, you will be eligible to receive the equity acceleration severance benefits set forth in the Severance Plan in lieu of the Advisory Agreement set forth in Section 3(c) below. Also, your change in reporting to the newly appointed CEO and any non-material changes in your role associated with responsibilities and duties delegated to you by the new CEO shall not constitute Good Reason for purpose of the severance benefits provided in this Retention Agreement, the Offer Letter or Severance Plan.
3.Enhanced Severance Benefits. The “Enhanced Severance Benefits” will be as follows:
a.Cash Severance. A lump sum in the gross amount of $450,000 (representative of twelve months of your base salary) plus a prorated portion of your target annual bonus (70% of your base salary) based on the number of days during which you are employed in FY25 (collectively, the “Cash Severance”). If your termination occurs prior to payment of the bonus for FY24, the Company will pay you a lump sum cash payment equal to the annual cash bonus you would have received for FY24 had you remained employed through the date of payment of the cash bonus for FY24 (the “FY24 Bonus”). The Cash Severance and, if applicable, the FY24 Bonus, will be paid subject to applicable taxes and withholdings on the first business day after the sixtieth (60th) day following the date of your qualifying employment termination.
b.COBRA Continuation. Provided that you timely elect COBRA continuation coverage under applicable Company benefit plans, the Company will reimburse you for premiums associated with continuing coverage for you and your eligible dependents through the earlier of (i) twelve (12) months following the date of your employment termination; (ii) the date you become eligible to receive group health insurance from a new employer; or (iii) the date you are no longer eligible to receive COBRA continuation coverage.

c.Advisory Agreement. You will be provided with the opportunity to provide certain advisory services to the Company for twelve (12) months following your separation date (such 12-month period, the “Advisory Period”). During the Advisory Period, you will continue to provide services to the Company and shall continue to be eligible to vest in your equity awards pursuant to the service requirements of the award agreements and applicable plan documents. The advisory services will be performed subject to a form substantially similar to the Advisory Agreement attached hereto as Exhibit A.
d.Equity Acceleration. If your employment with the Company is terminated by the Company without Cause or by you for Good Reason and the Company elects not to enter into an Advisory Agreement with you pursuant to Section 3(c) above, the number of shares subject to your outstanding and unvested equity awards subject solely to service-based vesting that would have vested had you remained in service with the Company through the date that is twelve (12) months following your termination of employment shall accelerate in full as of the date on which your employment with the Company terminate. If, after entering into the Advisory Agreement pursuant to Section 3(c) above, your advisory services to the Company are terminated by the Company without Cause prior to the last day of the Advisory Period, the number of shares subject to your outstanding and unvested equity awards subject solely to service-based vesting that would have vested had you remained in service with the Company through the last day of the Advisory Period shall accelerate in full as of the date on which your advisory service to the Company terminates.
e.Post-Termination Exercise Period Extension. Following termination of the Advisory Agreement (or if your employment with the Company is terminated by the Company without Cause or by you for Good Reason and the Company does not enter into an Advisory Agreement with you pursuant to Section 3(c) above, your employment with the Company), to the extent you hold any stock option awards that are outstanding, such awards will be amended to extend your deadline to exercise any such awards, to the extent vested and exercisable after giving effect to any acceleration set forth above, through the earlier of (i) twenty-four (24) months from your termination of employment with the Company, and (ii) the expiration date of such awards.
4.Enhanced Severance Conditions. Your eligibility to receive the Enhanced Severance Benefits is conditioned upon execution of a separation agreement including the contents of the Release (as attached as Exhibit A to your Offer Letter), which shall be amended to include: (i) an agreement that you will provide reasonable cooperation in connection with any pending or future litigation or arbitration brought against the Company and in any investigation the Company may conduct as requested (and for which you will receive reimbursement for reasonable and necessary travel expenses); (ii) an agreement that you will continue to comply with the terms of the Proprietary Information and Inventions Assignment Agreement (“PIIAA”) which you previously executed; and (iii) a mutual non-disparagement clause (applicable to the Company only as to the Board and Company executives).
5.Cause Definition. For the purposes of this agreement only, “Cause” shall mean:
a.your conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair your performance of your employment duties);
b.your commission of a willful act that constitutes gross misconduct and which is materially injurious to the Company;
c.your commission of any act of fraud or embezzlement, in each case, with respect to the Company or that is likely to result in material harm to the Company;
d.your willful failure to cooperate with an investigation authorized by the Company or initiated by a governmental or regulatory authority, in either case, relating to the Company, its business, or any of its directors, officers or employees; or
e.a determination reached by an independent law firm investigation that you materially breached the Company’s discrimination and harassment policies, as may be in effect from time to time.

6.Section 409A; Parachute Payments. All severance payments and benefits set forth in this letter shall be subject to the terms and conditions of Sections 9 (409A) and 10 (Parachute Payments) of the Offer Letter.
7.Legal Fees. The Company shall reimburse, or directly pay on your behalf, the reasonable legal fees in connection with the negotiation of this Agreement up to a maximum of $15,000.
8.Public Disclosures. – At least 24 hours prior to disclosure, the Company will provide you with the draft of any proposed public disclosure specifically related to you, including without limitation any 8-K or press release, and a reasonable opportunity to make recommended revisions to such public disclosure.
9.Arbitration; Jury Trial Waiver; Choice of Law. This letter shall be subject to the provisions set forth in Section 11 of the Offer Letter.
10.Miscellaneous. This letter is intended to provide a financial incentive to you and is not intended to confer any rights to continued employment. Nothing in this letter is intended to alter your at-will employment relationship, and except as otherwise modified herein with respect to severance eligibility, all other provisions of the Offer Letter, PIIAA and Severance Plan remain in full force and effect. This letter is the complete, final and exclusive embodiment the agreement between you and the Company with regard to the benefits provided for herein, and it supersedes and replaces any other agreements (whether written or unwritten) you may have with the Company concerning these matters (other than the Offer Letter, PIIAA, equity award agreements, and Severance Plan). The terms of this letter may not be modified or amended except in a written agreement signed by you and a duly authorized officer of the Company.

If you would like to accept the Company’s offer of enhanced severance eligibility, please sign below and return to me on or before January 29, 2025.
Sincerely,

/s/ Andrew Y. Ng__________
Andrew Y. Ng
Chairman, Board of Directors

Accepted and Agreed:

/s/ Kenneth Hahn__________            Date: January 29, 2025
Kenneth Hahn